P R E S S R E L E A S E

Synthesis Energy Systems, Inc. Announces Closing

of Public Offering of Common Stock

HOUSTON, Texas, November 8, 2007 – Synthesis Energy Systems, Inc. (the “Company”) (NASDAQ: SYMX) announced today that it has closed a public offering of 5,951,406 shares of its common stock at $9.00 per share, of which 1,750,000 shares were purchased directly by AEI.  CRT Capital Group LLC acted as the sole placement agent for the other 4,201,406 shares purchased in the offering.

The Company expects to use the net proceeds of this offering for equity investments in its joint venture project with Golden Concord Holdings, Ltd., as well as future projects that it may enter into, including its project with YIMA Coal Industry Group Co. Ltd. and co-development projects with AEI and CONSOL Energy, and to fund working capital and for general corporate purposes.

A prospectus related to the offering has been filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov.  Copies of the prospectus relating to the offering may also be obtained from CRT Capital Group LLC, 262 Harbor Drive, 3rd Floor, Stamford, CT  06902.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets.  The U-GAS® technology, which the Company licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical applications or as a feedstock for producing transportation fuels.  The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The Company currently has offices in Houston, Texas, Shanghai and Beijing, China.  For more information on the Company, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements
The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects," "will" and similar expressions

6330 West Loop South, Suite 300  Houston, Texas 77401

Tel: (713) 579-0600 / Fax: (713) 579-0610

identify certain of such forward-looking statements.  Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control.  These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the limited history and viability of our technology, our results of operation in foreign countries and the successful completion of its Hai Hua project.  The Company cautions that the foregoing factors are not exclusive.  The Company assumes no obligation to update the information contained in this press release.

Contact:
Synthesis Energy Systems, Inc.
Suzanne M. McLeod

Manager, Investor Relations

(713) 579-0602

suzanne.mcleod@synthesisenergy.com